Exhibit 99.1

Rambus Receives NASDAQ Notice of Non-Compliance

LOS ALTOS, Calif. – March 9, 2007 – On March 1, 2007, Rambus (NASDAQ:RMBS) filed a Form 12(b)-25 with the Securities and Exchange Commission indicating that it would be unable to timely file its Form 10-K for the period ended December 31, 2006. As expected, on March 6, 2007, Rambus received an additional notice of non-compliance from the Staff of The NASDAQ Stock Market, in accordance with NASDAQ Marketplace Rule 4310(c)(14), due to the delay in the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Form 10-K”). As previously announced, Rambus received notices of non-compliance from NASDAQ on August 14, 2006 and November 15, 2006 due to delays in the filing of the Company’s Quarterly Reports on Forms 10-Q for the quarters ended June 30, 2006 and September 30, 2006 (collectively, the “Forms 10-Q”), respectively. The Forms 10-Q and 10-K filing delays are attributable to the fact that Rambus’ Audit Committee is conducting an independent review of the Company’s historical stock option granting practices and related accounting.

As previously disclosed, in response to the first notice of non-compliance, Rambus requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”). Following the hearing, the Panel granted the Company’s request for continued listing of its common stock, subject to the requirements that Rambus provide the Panel with certain information relating to the Audit Committee’s review, which was submitted to the Panel, and that the Company file the Forms 10-Q and any necessary restatements by February 9, 2007.

On February 6, 2007, the NASDAQ Listing and Hearing Review Council (the “Listing Council”) determined it would call the Company’s matter for review. The Listing Council also determined to stay the Panel decision that required the Company to file the Forms 10-Q by February 9, 2007. In connection with the call for review, the Listing Council has requested that the Company provide an update on its efforts to file the delayed Forms 10-Q by March 30, 2007. NASDAQ has also asked the Company to provide a submission addressing the delay in filing the Form 10-K. The Company intends to provide all requested submissions to NASDAQ as promptly as possible.

The Company is working diligently to complete all necessary filings and thereby demonstrate compliance with all applicable requirements for continued listing on the NASDAQ Global Select Market; however, there can be no assurance that the Listing Council will determine to grant the Company a further extension following its review of the forthcoming submissions.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the Company’s financial restatements and the Audit Committee’s independent investigation. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the timing of financial restatements, their adequacy for continued listing on NASDAQ, or the outcome of the Audit Committee’s independent investigation. Actual results may differ materially. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Additional information is available at www.rambus.com.